LIMITED GUARANTEE, dated as of November 1, 1995, made by The CIT Group Holdings, Inc. ("Holdings") in favor of Harris Trust and Savings Bank, not in its individual capacity but solely as Trustee (the "Trustee") under the Pooling and Servicing Agreement, dated as of November 1, 1995, among The CIT Group Securitization Corporation II ("CIT Securitization"), The CIT Group/Sales Financing, Inc. ("CIT Sales Financing") and the Trustee (the "Pooling and Servicing Agreement"), for the benefit of the Class B Certificateholders.

     WHEREAS, the execution and delivery of this Limited Guarantee by Holdings on or before the Closing Date (as defined in the Pooling and Servicing Agreement) is a condition to the issuance and sale of the securities, as contemplated by the Pooling and Servicing Agreement;

     WHEREAS, Holdings will derive substantial benefit from the transactions contemplated by the Pooling and Servicing Agreement, including, without limitation, the payment of the Guarantee Fee (as defined in the Pooling and Servicing Agreement) to Holdings;

     WHEREAS, capitalized terms used herein and not otherwise defined herein shall have the meaning ascribed to such terms in the Pooling and Servicing Agreement; and

     WHEREAS, in order to induce the parties to the Pooling and Servicing Agreement to enter into the Pooling and Servicing Agreement and perform their respective obligations thereunder, Holdings is willing to execute and deliver this Agreement.

     NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Holdings hereby unconditionally agrees as follows:

     SECTION 1.  The Guarantee.

     (a) Holdings, hereby unconditionally and absolutely guarantees the payment to the Trustee, on behalf of the Class B Certificateholders, of the Guarantee Payment on each Remittance Date. Not later than the third Business Day prior to each Remittance Date, the Servicer shall notify Holdings of the amount of the Guarantee Payment, if any, for such Remittance Date and not later than the Business Day preceding each Remittance Date, Holdings shall deposit the Guarantee Payment, if any, for such Remittance Date into the Certificate Account in immediately available funds.

     (b) Notwithstanding the obligation of Holdings in clause (a) above, in no event will Holdings be obligated to make a Guarantee Payment once (i) the aggregate amount to be paid under this Limited Guarantee in respect of principal on the Class B Certificates (including Guarantee Payments in respect of the Principal Liquidation Loss Amount) equals

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$5,976,036 (the "Initial Guarantee Payment Limit") or (ii) the Guarantee Payment
Limit has been reduced to zero. The "Guarantee Payment Limit" will at any time equal the lesser of (i) the Initial Guarantee Payment Limit reduced by the aggregate amount of all Guarantee Payments made in respect of principal on the Class B Certificates (including Guarantee Payments in respect of the Principal Liquidation Loss Amount), and (ii) the Guarantee Formula Amount. The "Guarantee Formula Amount" will be equal, on each Remittance Date, to the greater of (i) 3% of the Pool Stated Principal Balance as of the last day of the Due Period relating to the Remittance Date immediately before such Remittance Date, and
(ii) the lesser of (a) $996,006 and (b) the Class B Principal Balance as of such Remittance Date (before giving effect to any distributions on such Remittance
Date). On the date that the Guarantee Payment Limit is reduced to zero, Holdings shall have no further liability under this Limited Guarantee, neither the Trustee nor the Servicer may request any further Guarantee Payments, and Holdings shall be deemed to have satisfied in full all of its obligations under this Limited Guarantee.

     (c) The obligations of Holdings under this Limited Guarantee shall not terminate upon or otherwise be reduced by a Service Transfer pursuant to Article VII of the Pooling and Servicing Agreement, by any amendment to the Pooling and Servicing Agreement, the Sale and Purchase Agreement, or any other agreement relating to the Certificateholders or any breach by any party to any such agreement of its obligations thereunder or the failure of Holdings to receive all or any part of the Guarantee Fee.

     (d) This Limited Guarantee shall terminate on the earliest of (i) one year and one day following the date on which the Guarantee Payment Limit is reduced to zero, as described in Section 1(b) hereof, (ii) one year and one day following the date on which the aggregate amounts paid in respect of principal on the Class B Certificates (including Guarantee Payments in respect of the Principal Liquidation Loss Amount) equal $5,976,036, (iii) one year and one day following the Remittance Date on which the Class B Principal Balance has been reduced to zero and all accrued interest on the Class B Certificates has been paid in full, or (iv) the date on which there shall have been delivered "Alternate Credit Enhancement" in accordance with requirements set forth in the Pooling and Servicing Agreement.

     (e) The obligation of Holdings to make the Guarantee Payments described in clause (a) above shall be unconditional and irrevocable, subject to the limitations set forth in clauses (b) and (d) above.

     SECTION 2.  Representations and Warranties.

     In making this Limited Guarantee Holdings represents and warrants to the Trustee and the Class B Certificateholders that:

     (a) Organization and Good Standing. Holdings is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and has the corporate power to own its assets and to transact the business in which it is currently engaged. Holdings is duly qualified to do business as a foreign corporation and is in

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good standing in each jurisdiction in which the character of the business transacted by it or properties owned or leased by it requires such qualification and in which the failure so to qualify would have a material adverse effect on the business, properties, assets, or condition (financial or other) of Holdings.

     (b) Authorization; Binding Obligations. Holdings has the power and authority to make, execute, deliver and perform this Limited Guarantee and all of the transactions contemplated under this Limited Guarantee, and has taken all necessary corporate action to authorize the execution, delivery and performance of this Limited Guarantee. When executed and delivered, this Limited Guarantee will constitute the legal, valid and binding obligation of Holdings enforceable in accordance with its terms, except as enforcement of such terms may be limited by bankruptcy, insolvency or similar laws affecting the enforcement of creditors' rights generally and by the availability of equitable remedies.

     (c) No Consent Required. Holdings is not required to obtain the consent of any other party or any consent, license, approval or authorization from, or registration or declaration with, any governmental authority, bureau or agency in connection with the execution, delivery, performance, validity or enforceability of this Limited Guarantee the failure of which so to obtain would have a material adverse effect on the business, properties, assets or condition (financial or otherwise) of Holdings.

     (d) No Violations. The execution, delivery and performance of this Limited Guarantee by Holdings will not violate the Articles of Incorporation or Bylaws of Holdings, or any provision of any existing law or regulation or any order or decree of any court or constitute a breach of any mortgage, indenture, contract or other agreement to which Holdings is a party or by which Holdings may be bound, which violation or breach would have a material adverse effect on the business, properties, assets or condition (financial or otherwise) of Holdings.

     (e) Litigation. No litigation or administrative proceeding of or before any court, tribunal or governmental body is currently pending, or to the knowledge of Holdings threatened, against Holdings or any of its properties or with respect to this Limited Guarantee or the Certificates which, if adversely determined, would in the opinion of Holdings have a material adverse effect on the transactions contemplated by this Limited Guarantee.

     SECTION 3.  Miscellaneous.

     (a) All payments by Holdings under this Limited Guarantee will be made free and clear of and without deduction for any present or future income, stamp or other taxes, levies, imposts, deductions, charges, fees, withholdings, liabilities, restrictions or conditions of any nature whatsoever now or hereafter imposed, levied, collected, assessed or withheld by any jurisdiction or by any political subdivision or taxing authority thereof or therein, and all interest, penalties or similar liabilities ("Taxes"); provided, however, that Holdings shall not be obligated to pay any amount allocable to Taxes which the Trust was required to withhold.

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     (b) Holdings will not exercise any rights which it may acquire by way of subrogation hereunder, by any payment made by it hereunder or otherwise, until such date when all amounts of principal and interest payable to the Holders of all Classes of Certificates shall have been paid in full. If any amount shall be paid to Holdings on account of such subrogation rights at any time when all of the amounts of principal and interest payable to the Holders of all Classes of Certificates shall not have been paid in full, such amount shall be held in trust for the benefit of the Certificateholders, shall be segregated from the other funds of Holdings, and shall forthwith be applied in whole or in part against such amounts owed in accordance with the terms of the Pooling and Servicing Agreement.

     (c) This Limited Guarantee is not secured by a security interest in, pledge of or lien on any assets of Holdings or any of its subsidiaries. The Limited Guarantee is a senior, unsecured general obligation of Holdings and is not supported by any letter of credit or other credit enhancement arrangement.

     (d) This Limited Guarantee may be amended from time to time by Holdings, the Servicer and the Trustee, without the consent of any of the Certificateholders, (i) to correct manifest error, to cure any ambiguity, to correct or supplement any provisions herein which may be inconsistent with any other provisions herein, (ii) to add any other provisions with respect to matters or questions arising under this Limited Guarantee which shall not be inconsistent with the provisions of this Limited Guarantee, and (iii) to add or amend any provisions as required by Moody's Investors Service, Inc. ("Moody's"), The Standard and Poor's Structured Ratings Group, a division of The McGraw-Hill Companies, Inc. ("Standard & Poor's") or another national statistical rating organization in order to maintain or improve the rating of the Class B Certificates (it being understood that, after the rating required by Section
2.02 of the Pooling and Servicing Agreement has been obtained, neither the Trustee, the Company, CITSF or Holdings is obligated to maintain or improve such rating), provided, however, that such action described in clause (iii) shall not, as evidenced by an opinion of counsel for Holdings, adversely affect in any material respect the interests of any Certificateholder.

     This Limited Guarantee may also be amended from time to time by Holdings, the Servicer and the Trustee, with the consent of Holders of the Class B Certificates aggregating 51% or more of the Class B Principal Balance as of the preceding Remittance Date, for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of this Limited Guarantee or of modifying in any manner the rights of the Class B Certificateholders; provided, however, that no such amendment shall (i) reduce in any manner the amount of, or delay the timing of, any Guarantee Payment, (ii) change the definition of Guarantee Payment Limit so as to reduce the amount of payments under the Limited Guarantee, or (iii) grant by contract or operation of law any defense to the payment of any Guarantee Payment without the consent of the Holder of each Certificate affected thereby.

     The Guarantor shall provide Moody's and Standard & Poor's with a copy of any amendment made to this Limited Guarantee prior to the execution and delivery thereof and the Rating Agency Condition shall be satisfied prior to the effective date of such amendment.

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     (e) This Limited Guarantee shall be construed in accordance with and governed by the internal laws of the State of New York applicable to contracts made and to be performed thereon without regard to conflicts of law principles. Any litigation relating to or arising out of this Limited Guarantee shall be brought and maintained in the courts of the State of New York or in the United States District Court for the Southern District of New York.

     (f) Holdings agrees that, prior to the date which is one year and one day after the payment in full of the Offered Certificates it will not institute against, or join any other person in instituting against, CIT Securitization or the Trust any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings or other proceedings under any Federal or state bankruptcy or similar law.

     (g) Holdings hereby acknowledges that the Guarantee Fee and any reimbursement to Holdings for Guarantee Payments is subordinated to payments in respect of the Offered Certificates and the Monthly Servicing Fee to the extent provided in the Pooling and Servicing Agreement and will be payable only if and to the extent funds are available therefor in accordance with the Pooling and Servicing Agreement. Holdings further acknowledges that the failure of Holdings to receive, in whole or in part, payment of the Guarantee Fee shall not in any way diminish Holdings' obligations hereunder and Holdings hereby waives any right of set-off or counterclaim against the Trust for the failure to receive all or any part of such Guarantee Fee or for the failure to receive reimbursement for Guarantee Payments.



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     IN WITNESS WHEREOF, The CIT Group Holdings, Inc. has duly executed this
Limited Guarantee as of the day and year first written above.

                                    THE CIT GROUP HOLDINGS, INC.

                                    By: /s/ Joseph M. Leone
                                       Name:  Joseph M. Leone
                                       Title: Executive Vice President



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